Exhibit 10.19.2

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (the “Amendment”) is entered into the 17th day of October, 2013 by and between HVM L.L.C., a Delaware limited liability company (the “Company”) and Tom Buoy (the “Employee”).

WHEREAS, the Company and the Employee entered into that certain Employment Agreement, dated as of August 24, 2011, and amended such agreement by the First Amendment to Employment Agreement dated             , 2011 (as so amended, the “Employment Agreement”). Capitalized terms used by not otherwise defined herein shall have the same meanings as in the Employment Agreement;

WHEREAS, the parties desire to further amend the Employment Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged:

1.	Section 1 (Employment Period) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“The company will employ the Employee, and the Employee will serve the Company, under the terms of this Agreement for an initial term of two (2) years commencing on the Effective Date (the “Initial Term”). Such Term of shall be automatically extended thereafter for subsequent terms of one (1) year (a “Renewal Terms”), unless at least 90 days prior to the expiration of any current Renewal Term, the Company or the Employee shall deliver notice to the other indicating that the Agreement shall not be renewed for additional Renewal Terms. Notwithstanding the foregoing, the Employee’s employment hereunder may be earlier terminated in accordance with Section 4 below. The period of time between the commencement and the termination of the Employee’s employment hereunder shall be referred to herein as the “Employment Period.””

2.	Section 4.A (Termination as the Result of the Change of Control) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“Termination as a Result of Non-Renewal. In the event that the Employee’s employment hereunder ends as a result of the expiration of any Renewal Term as a result of the Company providing notice of non-renewal pursuant to Section 1, such termination shall be treated in the same manner as a termination without Cause, with the consequences set forth in Section 5.A. In the event that the Employee’s employment hereunder ends as a result of the expiration of any Renewal Term as a result of the Executive providing notice of non-renewal pursuant to Section 1, such termination shall be treated in the same manner as a voluntary resignation by the Executive, with the consequences set forth in Section 5.F.”

3.	Section 5.E. (Without Cause, for Good Reason in Connection with a Change of Control) is hereby removed and replaced with “Intentionally Omitted.”

4.	This Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute by one and the same instrument.

5.	Except as amended hereby, the Employment Agreement remains unchanged, in full force and effect, and the binding obligation of the Company and the Employee.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

HVM L.L.C.

By:	/s/ Ty Wallach
Name:	Ty Wallach
Title:

/s/ Tom Buoy
Tom Buoy

2